Exhibit 23.1 - Consent of Independent Auditors

July 26, 2021

Board of Directors of Accel Liquid Gels Inc.:

We hereby consent to the inclusion in the Offering Circular filed under Form S-1 Registration Statement of our report dated July 23, 2021 with respect to the balance sheets of Accel Liquid Gels Inc. as of May 31, 2021, 2020 and 2018 and the related statements of operations, shareholders’ equity and cash flows for the fiscal year periods thus ended and the related notes to the financial statements.

/s/ MaughanSullivan LLC

Manchester, VT

July 26, 2021